                           PURCHASE AND SALE AGREEMENT

     PURCHASE AND SALE AGREEMENT, dated September 30, 1996, between Warner-Lambert Company, a Delaware corporation having its principal place of business at 201 Tabor Road, Morris Plains, New Jersey 07950 ("W-L"), and SuperGen, Inc., a California corporation having its principal place of business at 6450 Hollis St., Emeryville, California 94608 ("SuperGen") (the "Agreement").


                                   WITNESSETH:

     WHEREAS, W-L desires to sell to SuperGen and SuperGen desires to purchase from W-L the Assets (hereinafter defined) upon the terms and conditions and for the Purchase Price (hereinafter defined) as set forth in this Agreement;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, SuperGen and W-L hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

     1.01 DEFINITIONS. As used in this Agreement, the following defined terms shall have the meanings set forth below:

     "ACQUIRED KNOW-HOW" means all data, information, know-how (including, without limitation, processes and methods) relating exclusively to the manufacture of the Product.

     "AFFILIATE" means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified. As used herein the term "control" means possession of the power to direct, or cause the direction of, the management and policies of a corporation or other entity whether through the ownership of voting securities, by contract or otherwise.

     "ASSETS" means all of the Bulk Active Ingredient, Inventory, the NDA (including the Orphan Drug Designation), the NDS, Intellectual Property and Customer List.

     "BULK ACTIVE INGREDIENT" means all of W-L's unpurified crude concentrate form of Pentostatin set forth in Exhibit A.

     "BULK SALES LAWS" means any statutes, rules or regulations of any Governmental or Regulatory Authority relating to or affecting bulk sales or transfers.

     "CLINICAL STUDY AGREEMENTS" means the contracts set forth in Exhibit B.

     "CLOSING DATE" means September 30, 1996 or such other date as is determined in accordance with Article II.

     "CONSENT DECREE" means the Consent Decree for Permanent Injunction filed in the United States District Court, District of New Jersey on August 16, 1993 in UNITED STATES OF AMERICA V. WARNER-LAMBERT COMPANY.

     "CUSTOMER LIST" means the list of contract customers set forth in Exhibit
C.

     "DISTRIBUTION AGREEMENT" means the agreement, made as of June 1992 and as amended twice as of March 1, 1993 and February 6, 1996, between American Cyanamid Company, a wholly owned subsidiary of American Home Products Corp. ("AHP") and W-L covering the distribution of the Product by AHP in all countries of the world except the United States, Canada, Japan and Mexico.

     "DRUG MASTER FILES" means all drug master files referred to or referenced in the NDA owned or controlled by or in the possession of W-L.

     "EXHIBITS" means the Exhibits annexed to this Agreement, each of which is hereby incorporated as a part of this Agreement.

     "FDA" means the United States Food and Drug Administration.

     "FDA APPROVAL" means approval by the FDA permitting SuperGen to purify the Pentostatin from the Bulk Active Ingredient at one or more manufacturing facilities designated by SuperGen.

     "GOVERNMENTAL OR REGULATORY AUTHORITY" means any court, tribunal, arbitrator, agency, commission, official or other instrumentality of any country in the Territory or state, province, county, city or other political subdivision thereof.

     "INTELLECTUAL PROPERTY" means the Trademarks, Acquired Know-How and
Patents.

     "INVENTORY" means W-L's Pentostatin inventory set forth on Exhibit D.

     "LICENSED KNOW-HOW" means all technical know-how reasonably required or useful for the manufacture of the Product, excluding the Acquired Know-How.

     "LOSSES" means any and all damages, fines, liabilities, fees, penalties, deficiencies, losses and expenses (including, without limitation interest, court costs, fees of attorneys, accountants and other experts and other expenses of litigation or other proceedings or of any claim, default or assessment).

     "NDA" means the New Drug Application No. 20122-001.

     "NDS" means the Canadian New Drug Submission (Control #6HN914496, File # 9427-P0002-189).

     "PATENTS" means United States Patent No. 5463035; United States Patent
No. 5366960 and Mexican Patent No.80565, including any and all divisions, continuations, continuations in part, extensions, substitutions, renewals, confirmations, registrations, revalidations, reissues or additions, including supplementary certificates of protection of or to any of the aforesaid Patents.

     "PENTOSTATIN" means the pharmaceutical compound (R) -3 - (2 deoxy-B-D-erythro-pento- furanosy1) - 3, 6, 7, 8-tetrahydroimidaze [4, 5-d] [1, 3] diazepin-8-01.

     "PERSON" means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

     "PRODUCT" means any pharmaceutical preparation for human use containing Pentostatin as the active ingredient.

     "SECOND CASH PAYMENT DATE" means the earlier of (i) the date of the FDA Approval, or (ii) 15 months from the Closing Date.

     "TERRITORY" means the United States, Canada and Mexico.

     "TEST DRUM" shall have the meaning set forth in Section 6.05

     "TRADEMARKS" means the trademarks listed on Exhibit E.

     "UNITED STATES" means the United States of America, its territories and possessions, the Commonwealth of Puerto Rico and the District of Columbia.


                                   ARTICLE II

                                     CLOSING

     2.01 CONVEYANCE. On the Closing Date, subject to the terms and conditions set forth in this Agreement, W-L shall sell, transfer, assign, convey and deliver to SuperGen good and marketable title to the Assets free and clear of liens or encumbrances of any kind and SuperGen shall purchase good and marketable title to the Assets from W-L free and clear of any liens or encumbrances of any kind. W-L shall execute and deliver such documents of conveyance and take any other action as may be necessary to transfer the Assets to SuperGen as set forth in the preceding sentence. Notwithstanding the foregoing or any other provisions in this Agreement, except as set forth in
Section 6.02 with respect to the Clinical Study Agreements, W-L shall not on the Closing Date sell, transfer, assign, convey or deliver to SuperGen any assets of W-L other than the Assets and SuperGen shall not assume, and W-L shall retain and be responsible for, any and all liabilities or obligations of W-L of any kind, including but not limited to any liability relating to the Assets as of the Closing Date ("Non-Assumed Liabilities").

     2.02 PURCHASE PRICE. (a) SuperGen will pay to W-L in consideration of the Assets, (i) $2,073,000 in cash and $1,000,000 in unregistered restricted common stock, par value $.001, of SuperGen (the "Shares") on the Closing Date, at a per share purchase price calculated based on the average closing price of SuperGen's registered common stock at the close of business for the 10 business days preceding the Closing Date as quoted on the Nasdaq National Market, and
(ii) $500,000 in cash on the Second Cash Payment Date (collectively, the "Purchase Price").

          (b) The cash payments of the Purchase Price shall be made in United States dollars by bank wire transfer in immediately available funds to the account designated in writing by W-L.

          (c) The amount of the cash payment of the Purchase Price to be made on the Closing Date is based in part upon the Inventory including no less than 1,960 vials of Product as shown on Exhibit D. Should the Inventory as actually delivered include less than 1,960 vials, then W-L shall promptly upon written notice from SuperGen, refund to SuperGen in cash the amount of $50 multiplied by the difference between 1,960 and the actual number of vials delivered. It is understood and agreed that W-L shall not deliver at the Closing to SuperGen those vials shown on Exhibit D as "unlabeled" although title to all such vials shown on Exhibit D shall pass to SuperGen at the Closing. W-L agrees that it shall label and package all unlabelled vials at W-L's cost, including but not limited to labor costs, within 6 weeks after SuperGen provides written notice to W-L; provided, however, SuperGen shall provide W-L with the necessary packaging materials at its cost.

     2.03 TIME AND PLACE OF CLOSING. The Closing shall take place at the offices of Warner-Lambert Company located at 201 Tabor Road, Morris Plains, New Jersey at 9:00 a.m., local time, on September 30, 1996, or at such other place or at such other time as W-L and SuperGen may mutually agree.

     2.04 CLOSING TRANSACTIONS.  At the Closing:

          (a) SuperGen will deliver to W-L a certificate or certificates representing the Shares duly registered in the name of W-L.

          (b) W-L shall prepare, execute and deliver to SuperGen all necessary and applicable notifications of change to the relevant Governmental or Regulatory Authorities respecting the change in the ownership of the Assets to SuperGen.

          (c) W-L shall prepare, execute and deliver to SuperGen assignment documents for each country in the Territory where it owns Patents and Trademarks assigning its rights thereunder to SuperGen.


          (d) W-L shall deliver to SuperGen all other documents necessary to transfer, assign, convey and deliver good and marketable title to the Assets.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.01 REPRESENTATIONS AND WARRANTIES OF W-L. W-L hereby represents and warrants to SuperGen as follows:

          (a) DUE ORGANIZATION. W-L is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted.

          (b) POWER AND AUTHORITY. W-L has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereunder, and the execution, delivery and performance of this Agreement and the transactions contemplated hereby by W-L have been duly and validly authorized by proper corporate action, and no other proceedings on the part of W-L are necessary to authorize this Agreement and the transactions contemplated hereby.

          (c) LEGALITY AND VALIDITY. This Agreement has been duly executed and delivered by W-L and constitutes a legal, valid and binding obligation of W-L, enforceable against W-L in accordance with its terms, subject to the general principles of equity and except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors' rights.

          (d) NO VIOLATION. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by W-L shall not (i) conflict with or result in any breach of any provision of the Restated Certificate of Incorporation, as amended, or By-laws of W-L; (ii) conflict with, or result in any breach or default (or would constitute a default but for any requirement of notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation or imposition of any lien, charge or encumbrance on any of the Assets pursuant to any agreement, contract, note, mortgage, indenture, lease, sublease, instrument, permit, concession, franchise or license to which W-L is a party or by which W-L or the Assets may be bound or affected; or (iii) violate any order, writ, injunction, decree (including the Consent Decree), or any statute, rule or regulation, applicable to W-L.

          (e) CONSENTS AND APPROVALS. W-L has obtained all necessary consents, approvals, orders or authorizations of, and has performed all necessary registrations, declarations or filings with any Governmental or Regulatory Authority required by or with respect to W-L in connection with the execution and delivery of this Agreement by W-L or the consummation by W-L of the transactions contemplated hereby. W-L is conducting, and has conducted, its business and operations as it relates directly or indirectly to the Assets and Clinical Study Agreements in compliance in all material respects with all governmental laws, rules and regulations applicable thereto and is not in violation or default in any material respect under any statute, regulation, order, decree (including the Consent Decree) or governmental authorization applicable to it or any of its properties or business as presently conducted or proposed to be conducted as it relates directly or indirectly to the Assets and Clinical Study Agreements, including without limitation laws, rules and regulations administered or issued by the FDA and any environmental laws, rules and regulations. Except for the Consent Decree, W-L is not subject to any order or consent decree of any court or administrative body that relates in any way to the Assets.

          (f) TITLE/DEFECTS. W-L has full right, title and interest to, and at the Closing will sell, convey, assign, transfer and deliver to SuperGen good title to all Assets. The Assets and the Clinical Study Agreements are free and clear of any claim, liability, security interest or encumbrance of any party. There are no material problems or defects in any of the Assets which would directly or indirectly adversely affect such Assets or SuperGen's ability to manufacture and sell Products after the Closing or, as a direct or indirect result of such defects, would render the Products unmarketable for the purposes for which they were intended. To the best of W-L's knowledge, there is no infringement by any third party of its title to the Assets.

          (g) LEGAL PROCEEDINGS, ETC. There are no adverse third party actions or claims pending against W-L in any court or by or before any Governmental or Regulatory Authority with respect to the Assets or the Clinical Study Agreements. There are no other actions, suits, proceedings, claims or investigations pending against W-L, nor has W-L received notice of any of the foregoing, with respect to the transactions contemplated hereby or materially affecting the value of the Assets or which, if adversely determined, would prevent W-L from consummating the transactions contemplated hereby. To the best of W-L's knowledge, there is no reason that could preclude SuperGen from marketing and selling Products incorporating the Assets in the Territory after the Closing (excluding as a result of any action or inaction by SuperGen after the Closing).

          (h) ORPHAN DRUG DESIGNATION. Pentostatin has valid and effective Orphan Drug Designation under the applicable FDA statutes, rules or regulations, effective October 11, 1991, which W-L has no reason to believe such Orphan Drug Designation shall be terminated prior to October 11, 1998.

          (i) INVENTORY. As of the Closing Date (i) all the Inventory is in good and merchantable condition; (ii) all of the Inventory was prepared in compliance with current good manufacturing practice regulations for pharmaceuticals and certified in compliance with the Consent Decree, and
(iii) all finished Product which has been released meets all applicable specifications and legal requirements and may be lawfully sold in the United States.

          (j) BULK ACTIVE PRODUCT. As of the Closing Date, (i) all drums of bulk active ingredient purified prior to the date hereof in accordance with the Acquired Know-How and the Licensed Know-How have yielded between 250 and 500 grams of purified Pentostatin and W-L has no reason to believe that SuperGen or its designee should not obtain similar yields and (ii) all Bulk Active Ingredient is, and will be at the time of delivery to SuperGen, in good condition and is usable for production of good and marketable Products.

          (k) VIALS LABELED AND PACKAGED AFTER THE CLOSING DATE. At the time of delivery to SuperGen, all vials of the Product which W-L shall label and package after the Closing Date in accordance with Section 2.02(c) shall meet all applicable specifications, rules and regulations, have been prepared in compliance with the Consent Decree and may be lawfully sold in the United States.

          (l) TAXES. W-L has duly paid all taxes and other governmental charges, if any, due and payable upon the Assets and any income or sales tax, if any, relating to the Assets on or prior to the Closing Date. Neither the Internal Revenue Service nor any other taxing authority has in the past asserted or is now asserting or, to the best knowledge of W-L, is threatening to assert against W-L, any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith with respect to the Assets.

          (m) RECORDS. W-L has delivered to SuperGen true and complete copies of all material documents and correspondence with any Governmental or Regulatory Authority relating to the Assets.

          (n) AGREEMENTS. There are no outstanding contracts, leases, instrument, obligations, commitments, understandings and agreements, whether written or oral, to which W-L is a party and to which the Assets will be subject subsequent to the Closing. Except with respect to the obligations set forth in the Clinical Study Agreements, and subject to the valid assignment thereof, W-L has no material agreement with any third party which will obligate SuperGen to make any payments to such third parties with respect to any of the Assets.

          (o) SALES DATA. All historical sales, marketing and product expense data provided to SuperGen by W-L concerning the Product is accurate in all material respects as of the dates set forth therein.

          (p) INVESTMENT EXPERIENCE. W-L is aware of SuperGen's business affairs and financial condition and has acquired sufficient information about SuperGen to reach an informed and knowledgeable decision to acquire the Shares.


          (q) INVESTMENT INTENT. W-L is purchasing the Shares for investment for its own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act. W-L understands that the Shares have not been registered under the Securities Act or other securities laws in reliance on specific exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of W-L investment intent as expressed herein.

          (r) REGISTRATION OR EXEMPTION REQUIREMENTS. W-L further acknowledges and understands that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. W-L understands that the certificate(s) evidencing the Shares will be imprinted with a legend that prohibits the transfer of the Shares unless they are registered or such registration is not required.

          (s) RULE 144. W-L understands Rule 144 promulgated under the Securities Act permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the Shares, the availability of certain current public information about SuperGen, more than two years having elapsed between the resale and the date the security to be sold was last held by SuperGen or an affiliate of SuperGen, the sale being made through a "broker's transaction" or in transactions directly with a "market maker," and the number of shares being sold during any three-month period not exceeding specified limitations. W-L is further aware that Rule 144(k) permits persons who have not been affiliates of SuperGen for at least three months and whose shares have been beneficially owned by other than SuperGen or its affiliates for at least three years after full payment for such shares to sell such shares without regard to the current public information, manner of sale and volume limitations described above.

          (t) FURTHER LIMITATIONS ON DISPOSITION. Without in any way limiting the representations set forth above or the limitations set forth in
Section 6.18, W-L further agrees that W-L shall in no event make any disposition of all or any portion of the Shares, unless and until (i) there is then in effect a Registration Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said Registration Statement, (ii) the resale provisions of Rule 144(k) are available in the opinion of counsel to SuperGen or (iii) (A) W-L shall have notified SuperGen of the proposed disposition and shall have furnished SuperGen with a detailed statement of the circumstances surrounding the proposed disposition, (B) W-L shall have furnished SuperGen with an opinion of W-L's counsel to the effect that such disposition will not require registration of such stock under the Securities Act and (C) such opinion of W-L's counsel shall have been concurred with by counsel for SuperGen, which concurrence shall not be unreasonably withheld, and SuperGen shall have advised W-L of such concurrence.

          (u) FULL DISCLOSURE. No representation, warranty or statement of W-L in this Agreement contains or will contain at the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which made, not misleading.

     3.02 REPRESENTATIONS AND WARRANTIES OF SUPERGEN. SuperGen hereby represents and warrants to W-L as follows:

          (a) DUE ORGANIZATION. SuperGen is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted.

          (b) POWER AND AUTHORITY. SuperGen has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereunder, and the execution, delivery and performance of this Agreement and the transactions contemplated hereby by SuperGen have been duly and validly authorized by proper corporate action, and no other proceedings on the part of SuperGen are necessary to authorize this Agreement and the transactions contemplated hereby.

          (c) LEGALITY AND VALIDITY. This Agreement has been duly executed and delivered by SuperGen and constitutes a legal, valid and binding obligation of SuperGen, enforceable against SuperGen in accordance with its terms, subject to the general principles of equity and except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors' rights.

          (d) NO VIOLATION. The execution, delivery and performance of this Agreement by SuperGen shall not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of SuperGen; or
(ii) violate any order, writ, injunction, decree, or any statute, rule or regulation applicable to SuperGen or its Affiliates or any of its properties or assets.

          (e) LITIGATION. There are no actions, suits, proceedings, claims or investigations pending, nor has SuperGen received written notice of any threats of any of the foregoing, against SuperGen with respect to the transactions contemplated hereby or which, if adversely determined would prevent SuperGen from consummating the transactions contemplated hereby.

          (f) TITLE TO SHARES. The Shares are duly authorized, validly issued, fully paid and nonassessable. The delivery of a certificate or certificates at the Closing representing the Shares in the manner provided in Section 2.04(a) will transfer to W-L good and valid title to the Shares, free and clear of all liens.

          (g) REPORTS. As of their respective dates, SuperGen's material reports filed with the Securities and Exchange Commission (the "SuperGen SEC Reports") and provided to W-L complied in all material respects with the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the Securities and Exchange Commission thereunder applicable to such SuperGen SEC Reports. As of their respective dates, the SuperGen SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.


          (h) FULL DISCLOSURE. No representation, warranty or statement of SuperGen in this Agreement contains or will contain at the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which made, not misleading.

                                   ARTICLE IV

                                 LICENSE TO W-L

     4.01 LICENSE TO W-L. Subject to Section 6.16, SuperGen hereby grants to W-L, effective as of the Closing Date, an irrevocable, non-exclusive, worldwide, perpetual and royalty-free license to use the Acquired Know-How in or outside of the Territory to the extent necessary to manufacture Product to be sold exclusively outside of the Territory (provided, however, that Product shall not be deemed to be sold within the Territory if ownership title passes within the Territory for resale and use exclusively outside the Territory). W-L may, without restriction, sublicense or assign its rights granted in the foregoing license to any third party, provided, however, that such party agrees to be bound by Section 6.16 of this Agreement to the same extent as W-L.


                                    ARTICLE V

                               LICENSE TO SUPERGEN

     5.01 LICENSE TO SUPERGEN. W-L hereby grants to SuperGen, effective as of the Closing Date, an irrevocable, non-exclusive, worldwide, perpetual and royalty-free license to use the Licensed Know-How and any other intellectual property owned or licensed by W-L at the Closing Date necessary or helpful in the manufacture of Pentostatin or Product. SuperGen may, without restriction, sublicense or assign its rights granted in the foregoing license to any third party, provided, however, that such party agrees to be bound by Section 6.17 of this Agreement to the same extent as SuperGen.


                                   ARTICLE VI

                                    COVENANTS

     W-L covenants and agrees with SuperGen and SuperGen covenants and agrees with W-L as follows:

     6.01 SUPPORT AND SERVICES. From and after the Closing Date W-L shall actively cooperate with and assist SuperGen in its efforts to obtain FDA Approval. Without limiting the foregoing, W-L shall provide SuperGen with such technical assistance and personnel as may be reasonably required or helpful to SuperGen, including, but not limited to, making available at such sites as designated by SuperGen, employees of W-L ("Support Employees") to assist SuperGen in establishing manufacturing capacity for the Product and all other matters relating to the manufacture of the Product, provided, however, that in the event Support Employees are required to travel, SuperGen shall pay the reasonable travel and out-of-pocket expenses of such Support Employees.

     6.02 ASSIGNMENT OF CERTAIN RIGHTS AND OBLIGATIONS UNDER AGREEMENTS. W-L shall assign to SuperGen and SuperGen shall assume the rights and obligations to the Clinical Study Agreements, subject to the receipt of the required consent of any party to the assignment of such Clinical Study Agreements. W-L shall use its reasonable commercial efforts to obtain all consents required for such assignments of the Clinical Study Agreements and shall furnish copies of each such consent to SuperGen. To the extent an agreement cannot be assigned by W-L to SuperGen, SuperGen shall not be responsible (and W-L shall remain liable for) any liabilities and obligations relating to such Clinical Study Agreement.

     6.03 POST-CLOSING ORDERS. After the Closing Date, W-L agrees to forward to SuperGen all unfilled orders for Product received after the Closing Date.

     6.04 SALE OF THE PRODUCT. (a) W-L hereby agrees that SuperGen shall have the right to sell in the Territory any Inventory bearing the "Parke-Davis" or "Warner-Lambert Company" name which may be included in the Assets. SuperGen agrees to maintain any such Inventory under conditions required by the NDA and any other applicable laws and regulations in order to assure that the Product meets all approved specifications at the time of distribution.

          (b) SuperGen agrees to use its commercially reasonable efforts to change the labeling of Product packaged after the Closing Date so as to not include any reference to "Parke-Davis" or "Warner-Lambert Company", at SuperGen's sole cost and expense. Such change shall take place as soon as reasonably practicable but in no event later than 9 months from the Closing Date.

     6.05 TEST DRUM AND TESTING. W-L agrees to use its commercially reasonable efforts to assist SuperGen in determining the best manner of transporting, handling and storing the Bulk Active Ingredient. In this respect, W-L agrees to, at SuperGen's expense, provide such assistance as may be required or helpful, as reasonably determined by SuperGen, including, but not limited to, undertaking reasonable instructions from SuperGen with respect to the breaking-up of one drum of Bulk Active Ingredient (the "Test Drum") into several containers, assisting SuperGen in testing and gathering data and information regarding the stability of the Bulk Active Ingredient under various conditions and making employees of W-L available to assist SuperGen with respect to the foregoing. Until such time as SuperGen has determined that it has sufficient information, data and knowledge with respect to the transportation, handling and storage of the Bulk Active Ingredient, W-L agrees to store the Bulk Active Ingredient, other than the Test Drum, with the same care and in compliance with the same procedures it has stored such Bulk Active Ingredient prior to the Closing; provided, however, that W-L shall not be required to store the Bulk Active Ingredient for longer than 30 days following the completion of the testing on the Test Drum.

     6.06 PRODUCT TESTING. Except as set forth in Section 6.05 above or otherwise agreed by the parties, SuperGen shall be responsible for conducting all applicable stability and release testing and any other actions required by the NDA or other applicable laws and regulations in the Territory in respect of Product sold after the Closing Date.

     6.07 THE DRUG MASTER FILES. W-L shall provide SuperGen with reasonable access to and the right to use without further charge by W-L the Drug Master Files upon the prior written request of SuperGen.

     6.08 EXPENSES. Whether or not the transactions contemplated hereunder are consummated, all costs, expenses and disbursements incurred in connection with this Agreement and the transactions contemplated hereunder, except as otherwise provided herein, shall be paid by the party incurring such costs and expenses.

     6.09 DRUM BUY-BACK. To the extent available at the time, SuperGen agrees to sell W-L one drum of Bulk Active Ingredient at a cash purchase price of $125,000, plus 10% interest per annum, which obligation will terminate six years from the Closing.

     6.10 REGISTRATION RIGHTS. The parties shall enter into a registration rights agreement within 30 days after the Closing Date, pursuant to which SuperGen shall provide W-L beginning two years after the Closing Date one demand registration and piggyback registration rights (subject to standard underwriter cutbacks).

     6.11 ACTION. The parties shall take, or cause to be taken, all action, and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     6.12 CONSENTS. Each of the parties hereto shall cooperate with the other party and shall use reasonable commercial efforts to obtain all material consents of all Persons necessary to effect the transactions contemplated by this Agreement.

     6.13 PUBLIC ANNOUNCEMENTS. Except as required by law, W-L and SuperGen shall obtain the other party's prior written approval of any press release to be issued announcing the consummation of the transactions contemplated by this Agreement.

     6.14 FURTHER ASSURANCES. From time to time, without further consideration, each party, at its own expense, shall execute and deliver such documents to the other party as such other party may reasonably request in order more effectively to consummate the transactions contemplated hereby. In addition, without limiting and subject to the indemnification set forth in Section 8.04, W-L agrees that it will reasonably cooperate, at SuperGen's request, in the event of any litigation regarding the Assets, provided that SuperGen agrees to pay W-L's out-of-pocket expenses relating thereto.

     6.15 SALES AND TRANSFER TAXES. All sales and transfer taxes, if any, incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by W-L. W-L shall further file all necessary tax returns and all other documentation with respect to such sales and transfer taxes. SuperGen shall, at its sole expense, provide all relevant sales tax exemption certificates and, if required by applicable law, SuperGen shall join in the execution of any such certificates, tax returns or other documentation, as may be reasonably required.

     6.16 W-L'S COVENANT NOT TO COMPETE.

          (a) In furtherance of the transactions contemplated by this Agreement and in order to secure the interests of the parties hereto, W-L agrees that it will not, for a period of 10 years from the Closing Date, for any reason whatsoever, directly or indirectly, for itself or on behalf of or in conjunction with any other Person:

               (i) sell Product anywhere in the Territory or have any ownership interest in, or participate in the financing, operation, management or control of any Person selling Product in the Territory or enter into any partnership, joint venture or similar collaborative arrangement with any Person to sell Product in the Territory, or knowingly transfer Product to a third person with the intent to sell Product in the Territory; provided, however, that Product shall not be deemed to be sold within the Territory if ownership title passes within the Territory for resale and use exclusively outside the Territory.

               (ii) call upon any person who is at that time an employee of SuperGen who is engaged in any aspect of SuperGen's Product related business for the purpose or with the intent of enticing such employee away from or out of the employ of SuperGen.

          (b) It is expressly understood and agreed that, if any of the agreements contained in this Section 6.16 are for any reason found to be unreasonably broad, oppressive or unenforceable in an action, suit or proceeding before any federal or state court, such court (i) shall narrow the covenant not to compete or shall otherwise endeavor to reform the scope of such agreements in order to ensure that the application thereof is not unreasonably broad, oppressive or unenforceable and (ii) to the fullest extent permitted by law, shall enforce such agreements as so reformed.

          (c) All of the covenants in this Section 6.16 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of W-L against SuperGen, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by SuperGen of such covenants. It is specifically agreed that the period of ten years stated at the beginning of this Section 6.16, during which the agreements and covenants of W-L made in this Section 6.16 shall be effective, shall be computed by excluding from such computation any time during which W-L is found by a court of competent jurisdiction to have been in violation of any provision of this Section 6.16. The covenants contained in
Section 6.16 shall not be affected by any breach of any other provision hereof by an party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

          (d) W-L and SuperGen hereby agree that the covenants set forth in this Section 6.16 are a material and substantial part of the transactions contemplated by this Agreement.

          (e) Because of the difficulty of measuring economic losses to SuperGen as a result of a breach of the restrictive covenants set forth in this
Section 6.16, and because of the immediate and irreparable damage that would be caused to SuperGen for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to

SuperGen at law or in equity, SuperGen shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned restrictive covenants.

     6.17 SUPERGEN'S COVENANT NOT TO COMPETE.

          (a) In furtherance of the transactions contemplated by this Agreement and in order to secure the interests of the parties hereto, SuperGen agrees that it will not, for a period of 10 years from the Closing Date, for any reason whatsoever, directly or indirectly, for itself or on behalf of or in conjunction with any other Person sell Product for anti-cancer indications anywhere outside the Territory or have any ownership interest in, or participate in the financing, operation, management or control of any Person selling Product for anti-cancer indications outside the Territory or enter into any partnership, joint venture or similar collaborative arrangement with any Person to sell Product for anti-cancer indications outside the Territory, or knowingly transfer Product to a third person with the intent to sell Product with anti-cancer indications outside the Territory; provided, however, that Product for anti-cancer indications shall not be deemed to be sold outside the Territory if ownership title passes outside the Territory for resale and use exclusively within the Territory.

          Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit SuperGen (i) from acquiring as an investment not more than five percent (5%) of the capital stock of a business engaged in the activities described in the paragraph above whose stock is traded on a national securities exchange or over-the-counter, (ii) from being acquired by a business which is engaged in the activities described above (in which event this Section 6.17 shall have no effect and shall not be binding upon the acquiror), or (iii) from selling Product outside the Territory anywhere in the world so long as it complies with the noncompetition provisions relating to Product for anti-cancer indications set forth above. In addition, it shall not be deemed to be a violation of this covenant in the event any governmental or regulatory requires that a Product include a labeling for an anti-cancer indication where SuperGen is seeking regulatory approval for a different indication.

          (b) It is expressly understood and agreed that, if any of the agreements contained in this Section 6.17 are for any reason found to be unreasonably broad, oppressive or unenforceable in an action, suit or proceeding before any federal or state court, such court (i) shall narrow the covenant not to compete or shall otherwise endeavor to reform the scope of such agreements in order to ensure that the application thereof is not unreasonably broad, oppressive or unenforceable and (ii) to the fullest extent permitted by law, shall enforce such agreements as so reformed.

          (c) All of the covenants in this Section 6.17 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of SuperGen against W-L, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by W-L of such covenants. It is specifically agreed that the period of ten years stated at the beginning of this Section 6.17, during which the agreements and covenants of SuperGen made in this Section 6.17 shall be effective, shall be computed by excluding from such computation any time during which SuperGen is found by a court of competent jurisdiction to have been in violation of any provision of this Section 6.17. The covenants contained in Section

6.17 shall not be affected by any breach of any other provision hereof by an party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

          (d) SuperGen and W-L hereby agree that the covenants set forth in this Section 6.17 are a material and substantial part of the transactions contemplated by this Agreement.

          (e) Because of the difficulty of measuring economic losses to W-L as a result of a breach of the restrictive covenants set forth in this Section 6.17, and because of the immediate and irreparable damage that would be caused to W-L for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to W-L at law or in equity, W-L shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned restrictive covenants.

     6.18 RESTRICTION ON SHARES. W-L covenants and agrees that it will not sell, transfer or otherwise dispose of its title to or interest in the Shares acquired pursuant to Section 2.02(a) for a period of 2 years from the Closing Date, provided, that, such restriction shall not apply in the event of a change in control of SuperGen. As used herein, "change in control" means that, after the Closing Date, a third party acquires more than 50% of the outstanding voting securities of SuperGen (through a reverse triangular merger or otherwise).

     6.19 AHP SUPPLY AGREEMENT. SuperGen covenants, that should it be requested by W-L, it will negotiate in good faith with AHP the terms of an agreement under which SuperGen shall supply Product or arrange for the supply of Product to AHP outside of the Territory, provided, that, SuperGen shall not be obligated to enter into such an agreement if the parties cannot mutually agree on the terms of such agreement after good faith negotiations. In the event SuperGen does not enter into a supply agreement with AHP, SuperGen covenants it will negotiate in good faith with W-L the terms of an agreement under which SuperGen shall supply Product or arrange for the supply of Product to W-L, in order for W-L to meet its obligations under the Distribution Agreement to supply AHP; provided that SuperGen shall not be obligated to enter into such an agreement if the parties cannot mutually agree on the terms of such agreement after good faith negotiations.

     6.20 CONTRACT CUSTOMERS. SuperGen covenants that, to the extent Product is available and subject to SuperGen's standard terms and conditions, it will sell Product to each of the customers appearing on Exhibit C at the corresponding contract prices (subject to the price expiration dates set forth on Exhibit C).

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

     7.01 CONDITIONS TO OBLIGATIONS OF SUPERGEN. The obligations of SuperGen under Section 2.02 of this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions, provided that compliance with any such conditions or parts thereof may be waived by SuperGen:

          (a) W-L shall have delivered to SuperGen all documents reasonably necessary in order to complete any and all transfers and assignments provided for in this Agreement.

          (b) W-L shall have obtained all material orders, permits, authorizations, consents and approvals and shall have made all material filings and declarations required for the consummation of the transactions contemplated hereby.


     7.02 CONDITIONS TO OBLIGATIONS OF W-L.  The obligations of W-L under
Section 2.01 of this Agreement are subject to the satisfaction at or prior to the Closing Date of the condition that SuperGen shall have obtained all material orders, permits, authorizations, consents and approvals and shall have made all material filings and declarations required for the consummation of the transactions contemplated hereby; provided that compliance with any such conditions or parts thereof may be waived by W-L.

     7.03 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each party under this Agreement are subject to the satisfaction on the Closing Date of the following conditions, provided that compliance with any such conditions or parts thereof may be waived by the applicable party:

          (a)  The representations and warranties of each party made in
Article III shall be true and each party shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing Date.

          (b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the consummation of the transactions contemplated by the Agreement shall be in effect, nor shall any proceeding brought by a Governmental or Regulatory Authority, seeking the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against SuperGen or W-L that could materially and adversely affect the ability of SuperGen to manufacture and sell the Product.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.01 ADDITIONAL INDICATION. In the event that SuperGen receives FDA or a counterpart agency outside of the United States approval for use of the Product in the treatment of rheumatoid arthritis (the "Additional Indication"), W-L shall be entitled to an annual royalty in an amount equal to 9% of Net Sales (as defined below) of Products labeled for such Additional Indication in the particular country (in or outside of the Territory) when there is Marketing Exclusivity (as defined below) in that country for the Additional Indication and 3% on Net Sales of Products labeled for such Additional Indication when there is no Marketing Exclusivity in that country. As used herein, the term "Net Sales" means the actual gross sales proceeds received by SuperGen and its Affiliates from unrelated third parties for the Additional Indication, calculated as gross invoice amounts less each and all of the following: rebates, trade, quantity and cash discounts, if any, actually allowed or paid; allowances and adjustments actually granted to customers; returns; sales taxes, duties or other governmental charges levied on, absorbed or otherwise imposed on sales of the Additional Indication; and transportation costs and insurance if separately stated on the invoice. As used herein, the term "Royalty Period" shall mean the 10 year period that begins on the day Net Sales are first achieved; PROVIDED, HOWEVER, that the Royalty Period cannot begin after the 10th anniversary of this Agreement. As used herein, the term "Marketing Exclusivity" means that the FDA or a counterpart agency in another country has agreed that it will not permit a third party to market a product containing Pentostatin indicated for rheumatoid arthritis. SuperGen shall notify W-L as soon as SuperGen reasonably believes that a Royalty Period shall begin and the parties shall enter into a royalty agreement to confirm the obligation of SuperGen to make royalty payments in accordance with this Section 8.01, said royalty agreement to contain terms and conditions which are customary for similar agreements. It is understood and agreed however that the obligation on the part of SuperGen to remit royalties in accordance with this Section 8.01 is not contingent upon the parties having entered into a royalty agreement.

     8.02 RETURNS. Any returns of the Product sold before or after the Closing Date in the Territory, whether returned to SuperGen or W-L, shall be for the account of SuperGen; provided, however, that any returns which are outdated as of the Closing Date shall be for W-L's account. W-L shall notify SuperGen in writing within 30 days of its receipt of any returns of the Product received by W-L in accordance with this Section 8.02 and SuperGen shall promptly at is own cost arrange for collection of such returns. SuperGen shall handle and value all such returns in accordance with the applicable Return Goods Policy of W-L (a copy of which has been provided by W-L to SuperGen).

     8.03 REPRESENTATIONS AND WARRANTIES. SuperGen acknowledges that W-L has not made any representations or warranties of any kind, either express or implied, except as expressly set forth in this Agreement. SUPERGEN AGREES THAT THE REPRESENTATIONS AND WARRANTIES GIVEN HEREIN BY W-L ARE IN LIEU OF, AND SUPERGEN HEREBY EXPRESSLY WAIVES ALL RIGHTS TO, ANY IMPLIED WARRANTIES WHICH MAY OTHERWISE BE APPLICABLE BECAUSE OF THE PROVISIONS OF ANY STATUTE, INCLUDING,

WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     8.04 INDEMNIFICATION.

          (a) INDEMNIFICATION BY W-L. W-L covenants and agrees to indemnify, defend, protect and hold harmless SuperGen and its officers, directors, employees, stockholders, assigns, successors and Affiliates (individually, a "SuperGen Indemnified Party" and collectively, "SuperGen Indemnified Parties") from, against and in respect of:

               (i) all Losses suffered, sustained, incurred or paid by any SuperGen Indemnified Party in connection with, resulting from or arising out of or relating to, directly or indirectly:

                    (A) any breach of any representation or warranty of W-L set forth in this Agreement or any certificate, document or instrument delivered by or on behalf of W-L in connection herewith;

                    (B) any nonfulfillment of any covenant or agreement on the part of W-L in this Agreement;

                    (C) claims or causes of actions relating in any way to the Assets arising prior to the Closing, including but not limited claims or causes of action relating to W-L's manufacture, promotion, use, sale or distribution of Product;

                    (D) claims or causes of actions arising subsequent to the Closing relating to W-L's manufacture of Product prior to the Closing;

                    (E)  any breach in the terms of the license set forth in
Article V hereof;

                    (F) any negligent or reckless actions by W-L or its employees in connection with the fulfillment of its obligations set forth in this Agreement, including but not limited to the services provided by employees of W-L pursuant to Section 6.01 and 6.05 above;

                    (G)  the Non-Assumed Liabilities; and

                    (H) non-compliance with the terms and conditions of any Bulk Sales Laws with respect to the transactions contemplated by this Agreement.

               (ii) any and all Losses arising from the foregoing or to the enforcement of this Section 8.04(a).

          (b) INDEMNIFICATION BY SUPERGEN. SuperGen covenants and agrees to indemnify, defend, protect and hold harmless W-L and its officers, directors, employees, stockholders, assigns, successors and Affiliates (individually, a "W-L Indemnified Party" and collectively, the "W-L Indemnified Parties") from, against and in respect of:

               (i) all Losses suffered, sustained, incurred or paid by any W-L Indemnified Party in connection with, resulting from or arising out of or relating to, directly or indirectly:

                    (A) any breach of any representation or warranty of SuperGen set forth in this Agreement or any certificate or other writing delivered by SuperGen in connection herewith;

                    (B) any nonfulfillment of any covenant or agreement on the part of SuperGen set forth in this Agreement; and

                    (C) Subject to Sections 8.04(a)(i)(D) and (F), SuperGen's promotion, use, sale or distribution of Product after the Closing Date.

               (ii) any and all Losses arising from the foregoing or to the enforcement of this Section 8.04(b).

          (c) All Claims for indemnification under this Section 8.04 shall be asserted and resolved as follows:

               (i) Any party that may be entitled to indemnification under this Agreement, (an "Indemnified Party") shall send a Claim Notice (as defined below) to the party obligated to indemnify it (an "Indemnifying Party") with reasonable promptness upon becoming aware of any claim or other facts upon which a claim for indemnification might be based. If the Indemnifying Party does not notify the Indemnified Party within 30 days from the date of receipt of such Claim Notice that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.
In case the Indemnifying Party shall object in writing to any claim made in accordance with this Section 8.04(e), the Indemnified Party shall have fifteen
(15) days to respond in a written statement to the objection of the Indemnifying Party. If after such fifteen (15) day period there remains a dispute as to any claims, the parties shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

               (ii) In the event that any claim for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim, including a copy of the claim made if the claim was made in writing, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim) (the "Claim Notice"). The Indemnifying Party shall have 30 days from the receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the Indemnifying Party's liability to the Indemnified Party hereunder with respect to such claim and (ii) if the Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such claim, provided that the Indemnifying Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Indemnifying Party shall deem necessary or appropriate to protect the Indemnifying Party's interests. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify hereunder and desires to defend the Indemnified Party against such claim and except as hereinafter provided, the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be diligently settled or prosecuted by the Indemnifying Party to a final conclusion; PROVIDED that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at the Indemnified Party's sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such claim, whether by failure of the Indemnifying Party to give the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

               (iii) Nothing herein shall be deemed to prevent an Indemnified Party from making a claim, and an Indemnified Party may make a claim hereunder, for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and an Indemnified Party has reasonable grounds to believe that such a claim or demand may be made.

               (iv) The Indemnified Party's failure to give reasonably prompt notice to the Indemnifying Party of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

     8.05 INDEMNIFICATION FOR BROKERAGE CLAIMS. W-L and SuperGen each represents that no broker or finder has been used in connection with the transactions contemplated by this Agreement and W-L and SuperGen shall mutually indemnify the other against any claim for brokerage or like commission arising from each other's conduct or alleged conduct.

     8.06 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations, warranties and covenants contained in this Agreement shall survive for a period of four years from the date hereof and thereafter shall be of no force or effect. Any claim for indemnification with respect thereto must be asserted by written notice to the Indemnifying Party prior to such date.

     8.07 ASSIGNABILITY AND AMENDMENTS. This Agreement may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that, subsequent to the Closing Date, either party may assign this Agreement to any of its Affiliates, provided, that such Affiliates agree to be bound by the provisions of this Agreement. No such assignment will relieve the assigning party of any of its liabilities hereunder. This Agreement cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties.

     8.08 NOTICES. All notices or communications to be given hereunder will be deemed to have been duly given only if delivered personally or by facsimile transmission or by registered or certified mail (first class or air mail in the case of international correspondence, postage prepaid) or by an internationally recognized common carrier's overnight courier to the parties at the following addresses or facsimile numbers:
     If to W-L. addressed to:

          Warner-Lambert Company
          201 Tabor Road
          Morris Plains, New Jersey 07950
          Attention:  Vice President and President,
                      Pharmaceutical Sector
          Facsimile No.: 201-540-4009

          with a copy to:  Vice President and General Counsel
          Facsimile No.: 201-540-3927

     If to SuperGen, addressed to:

          SuperGen, Inc.
          6450 Hollis Street
          Emeryville, California 94608
          Attention:  Chief Executive Officer
          Facsimile No.: (510) 655-1098

All such notices, requests and other communications shall (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number provided in this Section, be deemed given upon receipt, and (iii) if delivered by registered or certified mail or overnight courier in the manner described above at the address provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Either party from time to time may change its address, facsimile number upon written notice to the other party.

     8.09 RECALLS OR WITHDRAWALS. W-L shall have the right to control and direct any recall or withdrawal with respect to any Product sold by W-L prior to the Closing Date or any Product bearing the name of W-L after the Closing Date. SuperGen shall have the right to control and direct any other recall or withdrawal of any other Product. With respect to any recall or withdrawal, SuperGen and W-L shall cooperate fully with each other but all final decisions, including, without limitation, the necessity of the recall or withdrawal, the manner in which the recall or withdrawal is conducted and the duration of the recall or withdrawal, shall be made by W-L with respect to recalls or withdrawals it controls and by SuperGen with respect to recalls or withdrawals it controls, in accordance with this Section 8.09. Each party shall bear its own costs in connection with any recall or withdrawal that it controls in accordance with this provision and any liability resulting therefrom shall be limited to direct damages.

     8.10 FDA REPORTING. After the Closing Date, SuperGen shall be responsible for compliance with all applicable laws and regulations relating to reporting to the FDA or similar Governmental or Regulatory Authorities in Mexico and Canada with respect to Products, including, but not limited to, the filing of annual reports and the filing and/or monitoring of adverse events or complaints reported to W-L or SuperGen. In the event that such reports relate to Product bearing the W-L name, SuperGen shall provide W-L of a copy of all related documents to be filed with the FDA or similar Governmental or Regulatory Authorities in Mexico and Canada 10 days prior to filing, and SuperGen agrees to incorporate W-L's reasonable comments and to discuss with W-L any comments that SuperGen believes to be unreasonable.

     8.11 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     8.12 ENTIRE AGREEMENT. This Agreement (including the Exhibits) contains the entire agreement between the parties with respect to the transactions contemplated hereby and supersedes all previous oral negotiations, commitments, understandings and agreements executed and delivered prior to the respective dates thereof.

     8.13 CONFIDENTIALITY. Each party hereby agrees, and shall cause its Affiliates to agree, that after the Closing Date, such party and its Affiliates shall hold in confidence and not disclose to any third Person, nor use for its own benefit any confidential or proprietary information of the other party or its Affiliates that is disclosed to or discovered by such party or its Affiliates in connection with the transactions contemplated hereby, unless (i) such information becomes known to the public generally through no fault of such party or its Affiliates or (ii) disclosure is required by law or the order of any Governmental and Regulatory Authority under color of law.

     8.14 TO THE BEST KNOWLEDGE. Notwithstanding any other term or provision of this Agreement, whenever any representation or warranty is made by one of the parties hereto "to the best of its knowledge," such party shall not be required to have conducted any specific investigation with respect to the matter to which the representation or warranty relates.

     8.15 WAIVERS. Any waiver must be explicitly in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit, or waive a party's rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

     8.16 COUNTERPARTS AND HEADINGS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. All headings in this Agreement are inserted for convenience of reference only and shall not affect its meaning or interpretation.

     8.17 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective duly authorized officers, all as of the date first above written.


                              WARNER-LAMBERT COMPANY


                              /s/ Anthony H. Wild
                              -----------------------------------
                              Name:     Anthony H. Wild
                              Title:    President Pharmaceutical Sector


                              SUPERGEN, INC.


                              /s/ Frank Brenner
                              -----------------------------------
                              Name:     Frank Brenner
                              Title:    Vice President, Sales

                                    EXHIBIT A

                             BULK ACTIVE INGREDIENT

       ITEM #                     DESCRIPTION              LOT #     QUANTITY
------------------   -----------------------------------   ------  -----------
002A041              Crude Concentrate                     55151   400 KG
                     Pentostatin                           55056   200 KG
                                                           55041   200 KG


Note:  The above to be delivered in 8 drums.

                                    EXHIBIT B

                            CLINICAL STUDY AGREEMENTS

Non-Governmental Clinical Study Agreement dated as of August 24, 1993 between The University of Texas M.D. Anderson Cancer Center and Warner-Lambert Company relating to Cutaneous T-Cell Lymphoma.

Clinical Study Agreement dated as of December 16, 1993 between The University of Chicago and Warner-Lambert Company relating to refractory rheumatoid arthritis.

Clinical Study Agreement dated as of November 11, 1992 between The University of Chicago and Warner-Lambert Company relating to renal dysfunction.

Non-Governmental Clinical Study Agreement dated as of August 24, 1993 between The University of Texas M.D. Anderson Cancer Center and Warner-Lambert Company relating to chronic lymphocytic leukemia.

                                    EXHIBIT C

                                  CUSTOMER LIST

                  HEALTH CARE SYSTEMS - DECISION SUPPORT SYSTEM

            AWARDED CONTRACT PRICES FOR NIPENT 10MG (00071-4243-0100)

                        PRICES IN EFFECT ON:  08/31/1996


                                                                             PRICE            PRICE             CONTRACT
MARKET SEGMENT       CE NAME                               CONTRACT        EFFECTIVE         EXPIRES              PRICE
-------------------------------------------------------------------------------------------------------------------------
ALTERNATE CARE       AMERINET INC                          00071-074       07/01/1995       06/30/1997          $1,176.00
                     HEALTHCARE PURCHASING PARTNERS        00014-009       04/12/1996       09/30/1998          $1,176.00
                     HLTH SERV CORP OF AMERICA             04446-048       10/01/1994       09/30/1998          $1,176.00
                     JOINT PURCHASING CORP                 00044-155       07/01/1996       06/30/1998          $1,176.00
                     MANAGED HEALTHCARE ASSOC              04351-062       11/01/1996       06/30/1998          $1,176.00
                     MEDECON SERVICES INC                  00195-058       05/17/1996       08/30/1998          $1,176.00
                     OWEN CO/COLUMBIA H.C.A.               00460-040       10/01/1995       03/31/1997          $1,176.00
                     PREMIER                               00138-007       07/01/1996       06/30/1998          $1,173.00
                     PURCHASE CONNECTION CSS               00075-084       01/01/1995       01/31/1997          $1,178.00
                     SISTERS SORROWFUL MOTHER              00034-037       10/01/1994       08/30/1997          $1,176.00
                     TENET HEALTHCARE CORPORATION          00480-084       07/11/1996       08/31/1997          $1,176.00
                     VHA INC                               00650-072       10/01/1995       09/30/1998          $1,176.00

CITY, CTY, ST        COUNTY OF LOS ANGELES                 02608-073       02/01/1996       01/31/1997          $1,176.00
                     LOUISIANA STATE UNIV HSP              10004-266       01/30/1996       12/31/1996          $1,176.00
                     STATE OF CONNECTICUT                  02347-045       01/06/1996       12/31/1996          $1,176.00
                     STATE OF GEORGIA                      02234-051       12/01/1995       11/30/1996          $1,176.00
                     STATE OF LOUISIANA                    02276-086       04/04/1996       03/31/1997          $1,176.00
                     STATE OF NEW JERSEY                   02842-050       04/01/1996       03/31/1997          $1,176.00

FED GOVT             BUREAU OF PRISONS/INDIAN HOSP.        00344-014       01/15/1996       12/31/1996            $916.58
                     PUBLIC HEALTH SERVICE DEPOT           00316-005       01/15/1996       12/31/1996            $916.55

GRP PURCHASING       ALLHEALTH                             04054-080       03/01/1996       02/28/1998          $1,176.00
                     AMERINET INC                          00071-073       07/01/1995       06/30/1997          $1,176.00
                     CATHOLIC MATERIAL MGMT ALL            00090-037       07/01/1994       06/30/1997          $1,176.00
                     HC PHARMACY CENTRAL INC               02190-038       07/24/1996       07/31/1997          $1,176.00
                     HEALTHCARE PURCHASING PARTNERS        00014-005       10/01/1995       09/30/1998          $1,176.00
                     HLTH SERV CORP OF AMERICA             04446-047       10/01/1994       09/30/1998          $1,176.00
                     HOSP CENTRAL SVC INC                  00165-048       07/01/1996       06/30/1998          $1,176.00
                     HPI-VALUE RX                          03265-092       01/07/1996       06/30/1997          $1,178.00
                     JOINT PURCHASING CORP                 00044-154       07/01/1996       06/30/1998          $1,178.00
                     MANAGED HEALTHCARE ASSOC              04351-058       07/15/1995       06/30/1998          $1,178.00
                     MEDECON SERVICES INC                  00195-057       05/17/1996       09/30/1998          $1,178.00
                     NATIONAL PURCH ALLINCE INC            00008-037       08/01/1996       06/30/1998          $1,176.00

                  HEALTH CARE SYSTEMS - DECISION SUPPORT SYSTEM

            AWARDED CONTRACT PRICES FOR NIPENT 10MG (00071-4243-0100)

                        PRICES IN EFFECT ON:  08/31/1996


                                                                             PRICE            PRICE             CONTRACT
MARKET SEGMENT       CE NAME                               CONTRACT        EFFECTIVE         EXPIRES              PRICE
-------------------------------------------------------------------------------------------------------------------------
GRP PURCHASING       NEW JERSEY HOSP ASSOC                 00200-053       12/01/1995       11/30/1996          $1,176.00
                     OWEN CO/COLUMBIA H.C.A.               00460-039       10/01/1995       03/31/1997          $1,176.00
                     PREMIER                               00138-002       07/01/1996       06/30/1998          $1,173.00
                     SHARED SERVICES HEALTHCARE INC        00154-045       01/01/1998       12/31/1997          $1,176.00
                     SISTERS SORROWFUL MOTHER              00034-036       10/01/1994       09/30/1997          $1,176.00
                     TENET HEALTHCARE CORPORATION          00480-091       08/01/1995       08/31/1997          $1,176.00
                     UNIV HOSP CONSORT SVC CORP            02172-059       07/01/1995       06/30/1997          $1,176.00
                     VHA INC                               00650-070       10/01/1995       09/30/1996          $1,176.00

HEALTH MAINT.        FALLON CLINIC                         02268-027       10/09/1993       03/31/1997          $1,176.00
                     HEALTH PARTNERS/GROUP HLTH INC        02953-048       01/01/1994       12/31/1996          $1,176.00
                     KAISER PRMNNTE MED CR PRGM            01038-059       10/09/1993       12/31/1998          $1,176.00

HOSPITAL             HOSP PURCH SVC OF MICHIGAN            00280-055       01/01/1996       12/31/1996          $1,178.00
                     PURCHASE CONNECTION CSS               00075-083       01/01/1995       01/31/1997          $1,178.00

MILITARY             MILITARY DEPOT (DPSC)                 00312-015       05/07/1996       12/31/1996            $918.56
                     MILITARY MON DEPOT (OAPA)             02003-007       01/11/1994       11/30/1997            $912.00
                                                           02003-016       05/07/1996       11/30/1997            $915.56
                     VALUE RX INC.                         00028-003       11/01/1995       10/31/1996            $912.00

NURSING HM SPL       GERMED                                02742-038       12/18/1995       10/30/1998          $1,176.00
                                                           02742-042       07/17/1996       10/30/1998          $1,176.00
                                                           02742-043       07/17/1996       10/30/1998          $1,176.00
                     MANAGED HEALTHCARE ASSOC              04351-054       07/15/1995       06/30/1998          $1,176.00
                     MEDECON SERVICES INC                  00195-059       05/17/1996       09/30/1998          $1,178.00
                     PHARMACY CORP OF AMERICA (PCA)        02733-040       01/27/1995       09/30/1997          $1,178.00
                     TENET HEALTHCARE CORPORATION          00480-093       09/01/1995       08/31/1997          $1,176.00

VETERANS ADMIN       VA DEPOT-DIRECT ONLY                  00298-008       01/15/1996       12/31/1996            $916.58
                     VA STATE HOMES                        00328-008       01/15/1998       12/31/1996            $916.58
                     VA-NON DEPOT                          02004-018       01/15/1996       12/31/1996            $916.58

                                                   Total Number of Contracts: 59       Average contract Price:  $1,136.17

                                    EXHIBIT D

                                    INVENTORY

       ITEM #                  DESCRIPTION               LOT #     QUANTITY
----------------  -----------------------------------    -----   ---------------
4243A951          Nipent (unlabelled)
                         Vials                           41900   1,383 vials
                         (unpackaged Product)

4243-01           Nipent (Pentostatin for inj. 5 mg/ml)  03905P  577 sales units
                         10 mg/vial -
                         one vial in a unit carton
                         packed into a 10 pack
                         accumulator carton
                         shippers of 100 vials

                                    EXHIBIT E

                                   TRADEMARKS


            Trademarks                     Country                Reg. No.
--------------------------------   ----------------------   ------------------
NIPENT                             USA                      1730233
NIPENT                             Canada                   TMA425513
NIPENT                             Mexico                   452841
ONCOPENT                           Mexico                   416729